EXHIBIT 99.5

RELEASE - 2006 SECOND QUARTER RESULTS OF OPERATIONS

                        ACE MARKETING & PROMOTIONS, INC.
                               457 ROCKAWAY AVENUE
                             VALLEY STREAM, NY 11581
                                 (516) 256-7766


ACE REPORTS RESULTS OF ITS SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2006

VALLEY STREAM, NY - (Business Wire) - August 21, 2006


Ace Marketing & Promotions, Inc. (OTC BB: AMKT) announced today the results for its second quarter and six months ended June 30, 2006.

                             Three Months Ended                  Six Months Ended
                                 June 30,                            June 30,
                          2006               2005             2006              2005
                          ----               ----             ----              ----
Revenue (A)           $ 1,088,588       $   990,786       $ 2,163,596       $ 1,549,193

Gross Profit (B)          334,298           307,976           634,132           508,474

Operating
Expenses (C)              454,311           749,527           870,484           997,081


Net (Loss) (C)           (119,889)         (441,550)         (235,481)         (493,018)

Net (Loss)
Income per
Common Share
Basic and
Diluted               $      (.02)      $      (.07)      $      (.04)      $      (.08)

Weighted
Shares
Outstanding             6,923,701         5,888,076         6,590,678         5,872,861
                      ===========       ===========       ===========       ===========

__________
(A) The increases in revenues in 2006 were primarily due to Ace utilizing additional sales representatives to obtain additional customers and Ace's new and existing customers buying products with higher average prices.

(B) Gross profits will vary period-to-period depending upon a number of factors including the mix of items sold, pricing of the items and the volume of product sold.

(C) The overall decreases in operating expenses and net loss in 2006 over the comparable period of the prior year were due to a reduction in stock based compensation.


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INTRODUCING ACE

Ace is a full service advertising specialties and promotional products company that distributes items typically with logos to large corporations, schools and universities, financial institutions and not-for-profit organizations. Specific categories of promotional products include advertising specialties, business gifts, incentives and awards, and premiums.

For additional information, a copy of Ace's Form 10-QSB can be obtained on the Internet by going to www.acemarketing.net, clicking on links and then clicking on SEC Filings.


Safe Harbor Statement Under the Private Securities Litigation Reform Act of
1995.


Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performances or achievements express or implied by such forward-looking statements. The forward-looking statements are subject to risks and uncertainties including, without limitation, changes in levels of competition, possible loss of customers, and the company's ability to attract and retain key personnel.

_______________________
CONTACT:
  Ace - Valley Stream, NY.
  Michael Trepeta, President - 516-256-7766